Exhibit 99.1

  Benihana Inc. Reports Fiscal Fourth Quarter & Fiscal 2007 Results

              Diluted EPS of $0.35 & $1.26, Respectively;

           -Conference Call to be Held Today at 8:30 AM ET-


    MIAMI--(BUSINESS WIRE)--June 18, 2007--Benihana Inc. (NASDAQ:
BNHNA; BNHN), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported results for its 13-week fiscal fourth quarter and 53-week fiscal year ended April 1, 2007.

    Highlights for the Company's 13-week fiscal fourth quarter 2007 relative to the 12-week fiscal fourth quarter 2006 include:

    --  Diluted earnings per share of $0.35 vs. $0.35

    --  Total restaurant sales increased 17.2% to $71.2 million

    --  Company-wide comparable restaurant sales increased 5.7%

    --  Restaurant operating profit of $12.1 million vs. $12.3 million

    --  Income from operations of $5.9 million vs. $5.7 million

    Highlights for the Company's 53-week fiscal 2007 relative to the 52-week fiscal 2006 include:

    --  Diluted earnings per share of $1.26 vs. $1.36

    --  Total restaurant sales increased 11.1% to $271.1 million

    --  Company-wide comparable restaurant sales increased 8.5%

    --  Restaurant operating profit of $45.6 vs. $45.6 million

    --  Income from operations of $21.8 million vs. $23.1 million

    "Fiscal 2007 is best characterized as a year of sound financial results and notable achievements at our Company. We generated robust comparable sales and guest count growth across all three concepts, and thereby reinforced our status as the premier destination for Japanese theme and sushi dining. We forged ahead with our restaurant growth initiatives and currently have in development more locations than at any other time in our 43 year history. We put in place a new credit facility that will provide the capital necessary to finance our growth. Finally, we further substantiated the soundness of our remodeling program with the progress we have made in meeting our performance targets. As we look ahead, we have utmost confidence in our executional abilities and look forward to continued success at Benihana for years to come," said Joel A. Schwartz, Chairman and Chief Executive Officer.

    Fiscal Fourth Quarter 2007 Results

    For the 13-week fiscal fourth quarter 2007, total revenues increased 17.0% to $71.6 million, compared with $61.2 million in the fiscal fourth quarter of 2006. Total restaurant sales grew 17.2% to $71.2 million from $60.8 million in the same quarter of the previous year. Company-wide comparable restaurant sales were 5.7%, including 4.7% at Benihana teppanyaki, 9.2% at RA Sushi, and 9.1% at Haru.

    Restaurant sales for the fiscal fourth quarter 2007 included a $3.2 million increase from the comparable base, $5.4 million from new and acquired restaurants, and $5.5 million from the additional 13th operating week of the fiscal quarter. Restaurant sales decreased by $3.2 million, net, during the fiscal fourth quarter 2007, as a result of temporary closures. Benihana teppanyaki restaurants in Burlingame, CA; Ft. Lauderdale, FL; Miami Beach, FL; and Torrance, CA were temporarily closed for renovation or maintenance during the period. Additionally, restaurant sales totaling $0.5 million were lost from a sold unit.

    During the fiscal fourth quarter 2007, the Company did not open any new restaurants, but realized a gain of 131 operating weeks (975 vs. 844) compared to the same period last year, including an incremental 75 operating weeks related to the additional 13th week of the fiscal quarter.

    Restaurant operating profit for the fiscal fourth quarter 2007 was $12.1 million, or 17.1% of restaurant sales, compared to $12.3 million, or 20.2% of restaurant sales a year-ago. The Company was negatively impacted by higher cost of sales, labor and occupancy costs. The ongoing renovation program impacted operating profit by approximately $0.6 million in the fiscal fourth quarter 2007 due to ongoing expenses incurred during periods of temporary closure as well as additional depreciation charges. Restaurant operating profit for the four units closed for renovation aggregated approximately $1.0 million during the fiscal fourth quarter 2006.

    Total operating expenses for the fiscal fourth quarter 2007 were $65.7 million, or 92.3% of restaurant sales, compared to $55.5 million, or 91.3% of restaurant sales in the same period last year, resulting in income from operations of $5.9 million and $5.7 million, respectively, for the two periods.

    Net income for the fiscal fourth quarter 2007 was $4.1 million, or $0.35 in diluted earnings per share, compared to $3.9 million, or $0.35 in diluted earnings per share in the same quarter last year. The fiscal fourth quarter 2007 had approximately 2.7% more average shares and equivalent shares outstanding than the same period last year.

    Fiscal 2007 Results

    Total revenues for the 53-week fiscal 2007 increased 11.0% to $272.6 million, compared to $245.6 million in the 52-week fiscal 2006. Total restaurant sales increased 11.1% to $271.1 million from $244.0 million in the previous year. Company-wide comparable restaurant sales were 8.5%, including 7.4% at Benihana teppanyaki, 13.3% at RA Sushi, and 11.0% at Haru. Additionally, restaurants that were closed temporarily for rejuvenation resulted in a loss of 191 restaurant operating weeks during the fiscal year.

    Net income for fiscal 2007 was $14.5 million, or $1.26 in diluted earnings per share, compared to $14.6 million, or $1.36 in diluted earnings per share last year. Fiscal year 2007 had approximately 7.9% more average shares and equivalent shares outstanding than the prior year.

    Guidance

    Beginning in fiscal 2008, the Company will no longer provide quarterly earnings guidance.

    Mr. Schwartz explained, "With the onset of the new fiscal year, we are implementing a new guidance policy which communicates our expectations on an annualized basis across various line-items. We believe this approach has greater utility in assessing the health of our business than our previous methodology and better aligns our investor communications with the longer term outlook we employ to manage current operations as well as implement our growth strategy."

    The Company, however, will provide the following annual guidelines and will update these assumptions as circumstances warrant:

    -- Total restaurant sales of $300 million to $305 million, and 3,870 to 3,985 in total restaurant operating weeks (including the effect of 150 to 170 in gross operating weeks that are expected to be lost due to remodels);

    -- The opening of two Benihana teppanyaki restaurants, six RA Sushi restaurants, and two Haru restaurants;

    -- The completion of a total of 17 Benihana teppanyaki remodels to date by the end of fiscal 2008, with an additional four that will be started in fiscal 2008 and completed during fiscal 2009;

    -- Cost of sales and labor, as percentages of restaurant sales, are expected to be slightly more favorable on an annualized basis compared to fiscal 2007;

    -- Additional infrastructure to support new unit development and management of a larger restaurant portfolio compared to fiscal 2007, and consequently, general and administrative expenses, as a percentage of total revenue, are expected to be higher on an annualized basis compared to fiscal 2007;

    --  Capital expenditures of approximately $60 million.

    Conference Call Today

    The Company will host a conference call to discuss its fiscal fourth quarter and fiscal 2007 earnings results today at 8:30 AM ET.

    The conference call can be accessed live over the phone by dialing 1-800-289-0529, or for international callers, 1-913-981-5523. A replay will be available one hour after the call through June 25, 2007 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 1034233. The call will also be webcast live from the Company's website at www.benihana.com under the investor relations section.

    About Benihana

    Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 79 restaurants nationwide, including 59 Benihana teppanyaki restaurants, seven Haru sushi restaurants, and thirteen RA Sushi Bar restaurants. Under development at present are fifteen restaurants - four Benihana teppanyaki restaurants, two Haru restaurants, and nine RA Sushi restaurants. In addition, 18 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.


Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
                                  Three Periods Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Revenues
Restaurant sales                   $71,234   $60,796 $10,438     17.2%
Franchise fees and royalties           391       426     (35)    -8.2%
                                  ------------------------------------
Total revenues                      71,625    61,222  10,403     17.0%
                                  ------------------------------------

Costs and Expenses
Cost of food and beverage sales     17,433    14,692   2,741     18.7%
Restaurant operating expenses       41,660    33,810   7,850     23.2%
Restaurant opening costs               461       591    (130)   -22.0%
Marketing, general and
 administrative expenses             6,183     6,437    (254)    -3.9%
                                  ------------------------------------
Total operating expenses            65,737    55,530  10,207     18.4%
                                  ------------------------------------

Income from operations               5,888     5,692     196      3.4%
Interest (income) expense, net        (180)     (116)    (64)    55.2%
                                  ------------------------------------

Income before income taxes and
 minority interest                   6,068     5,808     260      4.5%
Income tax provision                 1,996     2,124    (128)    -6.0%
                                  ------------------------------------

Income before minority interest      4,072     3,684     388     10.5%
Minority interest                        -      (235)    235   -100.0%
                                  ------------------------------------

Net income                           4,072     3,919     153      3.9%
Less: accretion of issuance costs
 and preferred stock dividends         270       250      20      8.0%
                                  ------------------------------------

Net income attributable to common
 stockholders                       $3,802    $3,669    $133      3.6%
                                  ====================================

Earnings Per Share
Basic earnings per common share      $0.38     $0.38   $0.00      0.0%
                                  ====================================
Diluted earnings per common share    $0.35     $0.35   $0.00      0.0%
                                  ====================================

Weighted Average Shares
 Outstanding
Basic                                9,946     9,596     350      3.6%
                                  ====================================
Diluted                             11,591    11,281     310      2.7%
                                  ====================================


Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
                                   Thirteen Periods
                                         Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Revenues
Restaurant sales                  $271,080  $244,032 $27,048     11.1%
Franchise fees and royalties         1,569     1,521      48      3.2%
                                  ------------------------------------
Total revenues                     272,649   245,553  27,096     11.0%
                                  ------------------------------------

Costs and Expenses
Cost of food and beverage sales     66,051    59,014   7,037     11.9%
Restaurant operating expenses      159,456   139,433  20,023     14.4%
Restaurant opening costs             1,535     1,270     265     20.9%
Marketing, general and
 administrative expenses            23,811    22,693   1,118      4.9%
                                  ------------------------------------
Total operating expenses           250,853   222,410  28,443     12.8%
                                  ------------------------------------

Income from operations              21,796    23,143  (1,347)    -5.8%
Interest (income) expense, net        (465)      (88)   (377)   428.4%
                                  ------------------------------------

Income before income taxes and
 minority interest                  22,261    23,231    (970)    -4.2%
Income tax provision                 7,766     8,491    (725)    -8.5%
                                  ------------------------------------

Income before minority interest     14,495    14,740    (245)    -1.7%
Minority interest                        -       178    (178)  -100.0%
                                  ------------------------------------

Net income                          14,495    14,562     (67)    -0.5%
Less: accretion of issuance costs
 and preferred stock dividends       1,104     1,430    (326)   -22.8%
                                  ------------------------------------

Net income attributable to common
 stockholders                      $13,391   $13,132    $259      2.0%
                                  ====================================

Earnings Per Share
Basic earnings per common share      $1.35     $1.40  ($0.05)    -3.6%
                                  ====================================
Diluted earnings per common share    $1.26     $1.36  ($0.10)    -7.4%
                                  ====================================

Weighted Average Shares
 Outstanding
Basic                                9,894     9,364     530      5.7%
                                  ====================================
Diluted                             11,518    10,671     847      7.9%
                                  ====================================


Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
                                  Three Periods Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Total restaurant sales by concept:
   Benihana                        $52,492   $46,870  $5,622     12.0%
   Haru                              7,883     6,661   1,222     18.3%
   RA Sushi                         10,859     6,783   4,076     60.1%
   Sushi Doraku                          -       482    (482)  -100.0%
                                  ------------------------------------
Total restaurant sales             $71,234   $60,796 $10,438     17.2%
                                  ====================================

Comparable restaurant sales by
 concept:
   Benihana                        $43,995   $42,036  $1,959      4.7%
   Haru                              7,266     6,661     605      9.1%
   RA Sushi                          7,406     6,783     623      9.2%
   Sushi Doraku                          -         -       -      0.0%
                                  ------------------------------------
Total comparable restaurant sales  $58,667   $55,480  $3,187      5.7%
                                  ====================================


Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
                                   Thirteen Periods
                                         Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Total restaurant sales by concept:
   Benihana                       $200,248  $189,796 $10,452      5.5%
   Haru                             31,661    27,662   3,999     14.5%
   RA Sushi                         38,986    24,620  14,366     58.4%
   Sushi Doraku                        185     1,954  (1,769)   -90.5%
                                  ------------------------------------
Total restaurant sales            $271,080  $244,032 $27,048     11.1%
                                  ====================================

Comparable restaurant sales by
 concept:
   Benihana                       $184,531  $171,793 $12,738      7.4%
   Haru                             30,716    27,661   3,055     11.0%
   RA Sushi                         27,892    24,620   3,272     13.3%
   Sushi Doraku                        185       175      10      5.7%
                                  ------------------------------------
Total comparable restaurant sales $243,324  $224,249 $19,075      8.5%
                                  ====================================


Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
                                  Three Periods Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Restaurant sales                   $71,234   $60,796 $10,438     17.2%
Cost of food & beverage sales       17,433    14,692   2,741     18.7%
                                  ------------------------------------
Gross profit                        53,801    46,104   7,697     16.7%
                                  ------------------------------------

Restaurant operating expenses:
Labor and related costs             24,386    19,315   5,071     26.3%
Restaurant supplies                  1,550     1,345     205     15.2%
Credit card discounts                1,320     1,085     235     21.7%
Utilities                            1,740     1,451     289     19.9%
Occupancy costs                      4,432     3,198   1,234     38.6%
Depreciation and amortization        3,070     3,431    (361)   -10.5%
Other restaurant operating
 expenses                            5,162     3,985   1,177     29.5%
                                  ------------------------------------
Total restaurant operating
 expenses                           41,660    33,810   7,850     23.2%
                                  ------------------------------------

Restaurant operating profit        $12,141   $12,294   ($153)    -1.2%
                                  ====================================


Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
                                   Thirteen Periods
                                         Ended
                                  -------------------
                                  1-Apr-07 26-Mar-06 $Change % Change
                                  ------------------------------------

Restaurant sales                  $271,080  $244,032 $27,048     11.1%
Cost of food & beverage sales       66,051    59,014   7,037     11.9%
                                  ------------------------------------
Gross profit                       205,029   185,018  20,011     10.8%
                                  ------------------------------------

Restaurant operating expenses:
Labor and related costs             91,903    81,398  10,505     12.9%
Restaurant supplies                  6,120     5,065   1,055     20.8%
Credit card discounts                5,020     4,450     570     12.8%
Utilities                            6,917     6,084     833     13.7%
Occupancy costs                     16,523    14,204   2,319     16.3%
Depreciation and amortization       13,369    11,467   1,902     16.6%
Other restaurant operating
 expenses                           19,604    16,765   2,839     16.9%
                                  ------------------------------------
Total restaurant operating
 expenses                          159,456   139,433  20,023     14.4%
                                  ------------------------------------

Restaurant operating profit        $45,573   $45,585    ($12)     0.0%
                                  ====================================


Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

                                                   Three Periods Ended
                                                   -------------------
                                                   1-Apr-07 26-Mar-06
                                                   -------------------

Restaurant sales                                     100.00%   100.00%
Cost of food and beverage sales                       24.47%    24.17%
                                                   -------------------
Gross profit margin                                   75.53%    75.83%
                                                   -------------------

Restaurant operating expenses:
Labor and related costs                               34.23%    31.77%
Restaurant supplies                                    2.18%     2.21%
Credit card discounts                                  1.85%     1.78%
Utilities                                              2.44%     2.39%
Occupancy costs                                        6.22%     5.26%
Depreciation and amortization                          4.31%     5.64%
Other restaurant operating expenses                    7.25%     6.55%
                                                   -------------------
Total restaurant operating expenses                   58.48%    55.61%
                                                   -------------------

Restaurant operating profit margin                    17.05%    20.22%
                                                   ===================


Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

                                                Thirteen Periods Ended
                                                ----------------------
                                                 1-Apr-07   26-Mar-06
                                                ----------------------

Restaurant sales                                    100.00%    100.00%
Cost of food and beverage sales                      24.37%     24.18%
                                                ----------------------
Gross profit margin                                  75.63%     75.82%
                                                ----------------------

Restaurant operating expenses:
Labor and related costs                              33.90%     33.36%
Restaurant supplies                                   2.26%      2.08%
Credit card discounts                                 1.85%      1.82%
Utilities                                             2.55%      2.49%
Occupancy costs                                       6.10%      5.82%
Depreciation and amortization                         4.93%      4.70%
Other restaurant operating expenses                   7.23%      6.86%
                                                ----------------------
Total restaurant operating expenses                  58.82%     57.14%
                                                ----------------------

Restaurant operating profit margin                   16.81%     18.68%
                                                ======================


Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
                                                   1-Apr-07 26-Mar-06
                                                   -------------------

Assets
Cash and cash equivalents                            $8,449   $18,303
Other current assets                                 13,085    13,756
                                                   -------------------
Total current assets                                 21,534    32,059

Property and equipment, net                         146,479   123,578
Goodwill                                             29,900    29,900
Other assets                                          6,376     5,979
                                                   -------------------

                                                   $204,289  $191,516
                                                   ===================

Liabilities and Stockholders' Equity
Current maturity of bank debt                            $0    $4,166
Other current liabilities                            33,835    32,583
                                                   -------------------
Total current liabilities                            33,835    36,749

Long-term debt--bank                                      -     2,500
Other liabilities                                     8,611     7,732
                                                   -------------------
Total liabilities                                    42,446    46,981

Convertible preferred stock                          19,361    19,273
Total stockholders' equity                          142,482   125,262
                                                   -------------------

                                                   $204,289  $191,516
                                                   ===================


    CONTACT: ICR
             Raphael Gross/Tom Ryan, 203-682-8200